Exhibit 4.5

FOURTH SUPPLEMENTAL INDENTURE

DATED AS OF MARCH 1, 2024

BY AND AMONG

DOC DR, LLC

as Issuer,

DOC DR HOLDCO, LLC,

HEALTHPEAK OP, LLC, and

HEALTHPEAK PROPERTIES, INC.

as Guarantors

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

FOURTH SUPPLEMENTAL TO THE SENIOR INDENTURE DATED AS OF MARCH 7, 2017

This FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is made and entered into as of March 1, 2024 among DOC DR, LLC, a Maryland limited liability company (the “Issuer”), DOC DR Holdco, LLC, a Maryland limited liability company (the “Existing Guarantor”), Healthpeak OP, LLC, a Maryland limited liability company (“Healthpeak OP”), Healthpeak Properties, Inc., a Maryland corporation (“Healthpeak Properties” and, together with Healthpeak OP, the “Healthpeak Guarantors” and, together with the Existing Guarantor, the “Guarantors”), and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America, as Trustee (the “Trustee”). Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Base Indenture (as defined below).

WITNESSETH THAT:

WHEREAS, Physicians Realty L.P., a Delaware limited partnership (“Old DOC OP”), Physicians Realty Trust, a Maryland real estate investment trust (“Old DOC”), and the Trustee executed and delivered a Senior Indenture, dated as of March 7, 2017 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture” and, together with this Supplemental Indenture, as amended, supplemented or otherwise modified from time to time, the “Indenture”), to provide for the issuance from time to time of the Issuer’s debentures, notes or other evidences of unsecured indebtedness (the “Securities”) to be issued from time to time in one or more series;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of October 29, 2023, by and among Healthpeak Properties, the Existing Guarantor (formerly known as Alpine Sub, LLC), which was a direct wholly owned subsidiary of Healthpeak Properties, the Issuer (formerly known as Alpine OP Sub, LLC), which was a direct wholly owned subsidiary of Healthpeak OP, Old DOC and Old DOC OP, on March 1, 2024, (i) Old DOC merged with and into the Existing Guarantor (the “Company Merger”), with the Existing Guarantor surviving as a wholly owned subsidiary of Healthpeak Properties (the “Company Surviving Entity”), (ii) immediately following the effectiveness of the Company Merger, Healthpeak Properties contributed to Healthpeak OP all of the outstanding equity interests in the Company Surviving Entity (the “Contribution”), and (iii) immediately following the Contribution, Old DOC OP merged with and into the Issuer (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with the Issuer surviving as a subsidiary of Healthpeak OP (the “Partnership Surviving Entity”);

WHEREAS, prior to the date hereof, Old DOC OP issued 4.300% Senior Notes due 2027 (the “2027 Notes”), 3.950% Senior Notes due 2028 (the “2028 Notes”), and 2.625% Senior Notes due 2031 (the “2031 Notes” and, together with the 2027 Notes and the 2028 Notes, the “Existing Notes”) pursuant to the terms of the Base Indenture and the applicable Existing Supplemental Indenture (as defined below);

WHEREAS, prior to the date hereof, Old DOC OP and Old DOC entered into the First Supplemental Indenture, dated as of March 7, 2017, in respect of the 2027 Notes (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of December 1, 2017, in respect of the 2028 Notes (the “Second Supplemental Indenture”), and the Third Supplemental Indenture, dated as of October 13, 2021, in respect of the 2031 Notes (the “Third Supplemental Indenture” and, together with the First Supplemental Indenture and the Second Supplemental Indenture, the “Existing Supplemental Indentures”);

WHEREAS, Section 3.1 of each Existing Supplemental Indenture provides that Old DOC OP may merge into another entity if, (i) the entity into which Old DOC OP is merged will be an entity organized and existing under the laws of a State of the United States of America and expressly assumes, by one or more supplemental indentures, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities issued under the applicable Existing Supplemental Indenture (including the applicable series of Existing Notes) and the performance of every covenant of the Indenture to be performed or observed by Old DOC OP, (ii) immediately after such merger, no Event of Default (as defined in each Existing Supplemental Indenture) under the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default under the Indenture, will have occurred and be continuing, and (iii) the Issuer shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that the merger and the supplemental indenture with respect thereto comply with Article III of the applicable Existing Supplemental Indenture and that all the conditions precedent relating to the merger set forth in Section 3.1 of the applicable Existing Supplemental Indenture have been fulfilled;

WHEREAS, Section 3.3 of each Existing Supplemental Indenture provides that Old DOC may merge into another entity if, (i) the successor entity formed as a result of the merger shall be an entity organized and existing under the laws of a State of the United States of America and expressly assumes the obligations of Old DOC under the Existing Guarantee and the due and punctual performance and observance of all of the covenants and conditions in the Indenture to be performed or observed by Old DOC; (ii) immediately after the merger, no Event of Default under the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default under the Indenture, will have occurred and be continuing and (iii) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the merger and the supplemental indenture with respect thereto comply with Article III of the applicable Existing Supplemental Indenture and that all the conditions precedent relating to the transaction set forth in in Section 3.3 of the applicable Existing Supplemental Indenture have been fulfilled;

WHEREAS, Section 9.02 of the Base Indenture provides that the Issuer, the Existing Guarantor and the Trustee may, with the written consent of the holders of a majority in aggregate principal amount of the applicable series of Existing Notes then outstanding affected thereby (the “Requisite Consents”), amend the Indenture or the Securities;

WHEREAS, the Healthpeak Guarantors have offered to guarantee the Existing Notes on the terms and subject to the conditions set forth in the Consent Solicitation Statement/Prospectus relating to the offers to guarantee and solicitation of consents (the “Consent Solicitation and Offers to Guarantee”), dated as of February 12, 2024 (the “Prospectus”), forming part of the Healthpeak Guarantors’ Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the “SEC”) on February 8, 2024;

WHEREAS, in connection with the Consent Solicitation and Offers to Guarantee, the Healthpeak Guarantors have solicited consents from the holders of Existing Notes to certain amendments (the “Proposed Amendments”) to the Indenture as described in the Prospectus and set forth in Article 2 of this Supplemental Indenture;

WHEREAS, the Healthpeak Guarantors have received and caused to be delivered to the Trustee evidence (which is attached as an exhibit to the Officer’s Certificate dated as of the date hereof) of the Requisite Consents to effect the Proposed Amendments under the Indenture;

WHEREAS, the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the Mergers and this Supplemental Indenture with respect thereto comply with Article Five (as supplemented by each Existing Supplemental Indenture) and that all the conditions precedent relating to the Mergers set forth in Section 3.3 of each Existing Supplemental Indenture have been fulfilled; and

WHEREAS; the Issuer and the Guarantors are undertaking to execute and deliver this Supplemental Indenture to (i) delete or amend, as applicable, certain provisions and covenants in the Indenture in connection with the Consent Solicitation and Offers to Guarantee and (ii) provide for the guarantee by the Healthpeak Guarantors of the Existing Notes and any other Healthpeak Guaranteed Series of Securities (as defined below).

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

ARTICLE 1

ASSUMPTION BY SUCCESSOR ISSUER AND SUCCESSOR GUARANTOR

Section 1.1.      Assumption of Note Obligations by Successor Issuer.

(a)	Pursuant to, and in compliance and accordance with, Section 3.1 of each Existing Supplemental Indenture, the Issuer (as successor by merger to Physicians Realty L.P.) hereby expressly assumes the due and punctual payment of the principal of, premium, if any, and interest, if any, on each series of Existing Notes and the performance of every covenant of the Indenture to be performed or observed by Physicians Realty L.P.

(b)	Pursuant to, and in compliance and accordance with, Section 3.2 of each Existing Supplemental Indenture, the Issuer (as successor by merger to Physicians Realty L.P.) shall succeed to, and be substituted for Physicians Realty L.P., and may exercise every right and power of, Physicians Realty L.P. under the Indenture, and Physicians Realty L.P. will be relieved of all obligations and covenants under the Indenture and the Securities issued thereunder (including the Existing Notes).

Section 1.2.      Assumption of Note Obligations by Successor Existing Guarantor.

(a)	Pursuant to, and in compliance and accordance with, Section 3.3 of each Existing Supplemental Indenture, the Existing Guarantor (as successor by merger to Physicians Realty Trust) hereby expressly assumes the obligations of Physicians Realty Trust under the Existing Guarantee and the due and punctual performance and observance of all of the covenants and conditions in the Indenture to be performed or observed by Physicians Realty Trust.

(b)	Pursuant to, and in compliance and accordance with, Section 3.4 of each Existing Supplemental Indenture, the Existing Guarantor (as successor by merger to Physicians Realty Trust) shall succeed to, and be substituted for Physicians Realty Trust, and may exercise every right and power of, Physicians Realty Trust under the Indenture, and Physicians Realty Trust will be relieved of all obligations and covenants under the Indenture and the Securities issued thereunder (including the Guarantee of the Existing Notes).

ARTICLE 2

AMENDMENTS

The Indenture is hereby amended as follows:

Section 2.1.      For purposes of this Supplemental Indenture and as used in the Base Indenture and Existing Supplemental Indentures, unless the context requires otherwise, the term “Guarantor” or “Guarantors,” as the case may be, shall mean, on a joint and several basis, the Existing Guarantor and the Healthpeak Guarantors; provided that the term “Guarantor” in Article 10 of the Base Indenture shall mean the Existing Guarantor only.

Section 2.2.      Definitions.

(a)	Existing Supplemental Indentures:

(i)	The following definitions shall hereby be incorporated in alphabetical order into Section 1.2 of each of the Existing Supplemental Indentures, and if any such definition is already found in Section 1.2 of each Existing Supplemental Indenture, shall replace such definition in its entirety:

“Consolidated EBITDA” means, for any period of time, the net income (loss) of Healthpeak OP and its Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period, before deductions for (without duplication):

(1)	Interest Expense;

(2)	taxes;

(3)	depreciation, amortization, and all other non-cash items, as determined reasonably and in good faith by Healthpeak OP, deducted in arriving at net income (loss);

(4)	extraordinary items, including impairment charges;

(5)	non-recurring items or other unusual items, as determined reasonably and in good faith by Healthpeak OP (including, without limitation, all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));

(6)	noncontrolling interests;

(7)	income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; and

(8)	gains or losses on dispositions of depreciable real estate investments, property valuation losses and impairment charges.

For purposes of calculating Consolidated EBITDA, all amounts shall be as determined reasonably and in good faith by Healthpeak OP, and in accordance with GAAP, except to the extent that GAAP is not applicable with respect to the determination of all non-cash and non-recurring items.

“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements of that Person and its Subsidiaries prepared in accordance with GAAP.

“Debt” means, as of any date (without duplication), all indebtedness and liabilities for borrowed money, secured or unsecured, of Healthpeak OP and its Subsidiaries, including mortgages and other notes payable (including any Securities to the extent outstanding from time to time), but excluding any indebtedness, including mortgages and other notes payable, which is secured by cash, cash equivalents, or marketable securities or defeased (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness), Intercompany Debt and all liabilities associated with customary exceptions to non-recourse indebtedness, such as for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions. It is understood that the term “Debt” shall not include any redeemable equity interest in the Issuer or Healthpeak OP.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

“Healthpeak OP” means, Healthpeak OP, LLC., a Maryland limited liability company.

“Healthpeak Properties” means, Healthpeak Properties, Inc., a Maryland corporation.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of such Debt or other obligation, and “Incurrence” and “Incurred” have the meanings correlative to the foregoing.

“Intercompany Debt” means, as of any date, Debt to which the only parties are Healthpeak OP and any of its Subsidiaries as of such date; provided, however, that with respect to any such Debt of which the Issuer, the Existing Guarantor or Healthpeak OP is the borrower, such Debt is subordinate in right of payment to the Securities, the Guarantee of the Existing Guarantor or the Guarantee of Healthpeak OP, respectively.

“Interest Expense” means, for any period of time, the aggregate amount of interest recorded in accordance with GAAP for such period by Healthpeak OP and its Subsidiaries, but excluding (i) interest reserves funded from the proceeds of any loan, (ii) prepayment penalties, (iii) amortization of deferred financing costs, and (iv) non-cash swap ineffectiveness charges, in all cases as reflected in the applicable Consolidated Financial Statements of Healthpeak Properties.

“Latest Completed Quarter” means, as of any date, the then most recently ended fiscal quarter of Healthpeak Properties for which Consolidated Financial Statements of Healthpeak Properties have been completed, it being understood that at any time when Healthpeak Properties is subject to the informational requirements of the Exchange Act, and in accordance therewith files annual and quarterly reports with the SEC, the term “Latest Completed Quarter” shall be deemed to refer to the fiscal quarter covered by Healthpeak Properties’ most recently filed Quarterly Report on Form 10-Q, or, in the case of the last fiscal quarter of the year, Healthpeak Properties’ Annual Report on Form 10-K.

“Lien” means, (without duplication) any lien, mortgage, trust deed, deed of trust, deed to secure debt, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest; provided, that, for purposes hereof, the term “Lien” shall not include any mortgage that has been defeased by Healthpeak OP or any of its Subsidiaries in accordance with the provisions thereof through the deposit of cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness).

“Outstanding” means, when used with respect to Securities, as of the date of determination, all Securities theretofore authenticated and delivered under this Indenture, except:

(a)	Securities theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

(b)	Securities or portions thereof for which payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Issuer) in trust or set aside and segregated in trust by the Issuer (if the Issuer shall act as its own Paying Agent) for the Holders of such Securities or Securities as to which the obligors’ obligations have been discharged; provided, however, that if such Securities or portions thereof are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made; and

(c)	Securities that have been paid pursuant to Section 2.10 or in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this Indenture, other than any such Securities in respect of which there shall have been presented to a Responsible Officer of the Trustee proof satisfactory to it that such Securities are held by a protected purchaser in whose hands such Securities are valid obligations of the Issuer; provided, however, that in determining whether the Holders of the requisite principal amount of Securities of a series Outstanding have performed any action hereunder, Securities owned by the Issuer or any other obligor upon the Securities of such series or any Affiliate of the Issuer or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such action, only Securities of such series that a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Securities so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to act with respect to such Securities and that the pledgee is not the Issuer or any other obligor upon such Securities or any Affiliate of the Issuer or of such other obligor.

“Real Estate Assets” means, as of any date, the real estate assets of such Person and its Subsidiaries on such date, on a consolidated basis determined in accordance with GAAP.

“Secured Debt” means, as of any date, that portion of the aggregate principal amount of all outstanding Debt of Healthpeak OP and its Subsidiaries as of that date that is secured by a Lien on properties or other assets of Healthpeak OP or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, a corporation, partnership association, joint venture, trust, limited liability company or other business entity which is required to be consolidated with such Person in accordance with GAAP.

“Total Assets” means, as of any date, the consolidated total assets of Healthpeak OP and its Subsidiaries, as such amount would appear on a consolidated balance sheet of Healthpeak OP prepared as of such date in accordance with GAAP. “Total Assets” shall include Undepreciated Real Estate Assets and all other assets but shall exclude goodwill, and shall include the proceeds of the Debt or Secured Debt to be Incurred.

“Total Unencumbered Assets” means, as of any date, Undepreciated Real Estate Assets of Healthpeak OP and its Subsidiaries that are not subject to any Lien that secures Debt of any of Healthpeak OP and its Subsidiaries plus, without duplication, loan loss reserves relating thereto, accumulated depreciation thereon, plus all other assets of Healthpeak OP and its Subsidiaries as all such amounts would appear on a consolidated balance sheet of Healthpeak OP prepared as of such date in accordance with GAAP plus the proceeds of the Debt or Secured Debt to be Incurred; provided, however, that “Total Unencumbered Assets” does not include net real estate investments under unconsolidated joint ventures of Healthpeak OP and its Subsidiaries and does not include goodwill.

“Undepreciated Real Estate Assets” means, as of any date, the amount of real estate assets valued at original cost plus capital improvements.

“Unsecured Debt” means, as of any date, that portion of the aggregate principal amount of all outstanding Debt of Healthpeak OP and its Subsidiaries as of that date that is not Secured Debt.

(ii)	The definition of “Consolidated Income Available for Debt Service” shall be deleted in its entirety from Section 1.2 of the Existing Supplemental Indentures, and in each instance where “Consolidated Income Available for Debt Service” is used in each Existing Supplemental Indenture, such term shall be replaced with “Consolidated EBITDA” as defined in Section 2.2(a)(i) hereof.

(iii)	The definition of “Indebtedness” shall be deleted in its entirety from Section 1.2 of the Existing Supplemental Indentures, and in each instance where “Indebtedness” is used in each Existing Supplemental Indenture, such term shall be replaced with “Debt” as defined in Section 2.2(a)(i) hereof.

(iv)	The definition “Intercompany Indebtedness” shall be deleted in its entirety from Section 1.2 of the Existing Supplemental Indentures, and in each instance where “Intercompany Indebtedness” is used in each of the Existing Supplemental Indentures, such term shall be replaced with “Intercompany Debt” as defined in Section 2.2(a)(i) hereof.

(v)	The definitions “Acquired Indebtedness”, “Consolidated Net Income”, “Consolidated Subsidiary” and “Significant Subsidiary” shall each be deleted in its entirety from Section 1.2 of the Existing Supplemental Indentures.

(vi)	As used in each of the Existing Supplemental Indentures, the term “Guarantor” shall be replaced with the term “Guarantors”, mutatis mutandis, and understood to mean, jointly and severally, Healthpeak Properties, Inc., a Maryland corporation, Healthpeak OP, LLC, a Maryland limited liability company, and DOC DR Holdco, LLC, a Maryland limited liability company.

(vii)	The term “outstanding,” as used in Section 5 of each of the Existing Supplemental Indentures, shall be replaced with “Outstanding” as defined in Section 2.2(a)(i) hereof.

Section 2.3.      Covenants

Section 2.1 of each Existing Supplemental Indenture shall be superseded and replaced with respect to the Existing Notes by the following:

Section 2.1      Limitation on Indebtedness. Healthpeak OP shall not, and shall not permit any of its Subsidiaries to, Incur any Debt if, immediately after giving effect to the Incurrence of such additional Debt and any other Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Debt would exceed 60% of the sum of (without duplication):

(1)	Total Assets as of the end of the Latest Completed Quarter; and

(2)	the purchase price of any Real Estate Assets or mortgages receivable acquired or to be acquired in exchange for proceeds of any securities offering, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire Real Estate Assets or mortgages receivable or to reduce Debt), since the end of the Latest Completed Quarter.

Section 2.2 of each Existing Supplemental Indenture shall be superseded and replaced with respect to the Existing Notes by the following:

Section 2.2      Limitation on Secured Debt. Healthpeak OP shall not, and shall not permit any of its Subsidiaries to, Incur any Secured Debt if, immediately after giving effect to the Incurrence of such additional Secured Debt and any other Secured Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Secured Debt would exceed 40% of the sum of (without duplication) (i) Total Assets as of the end of the Latest Completed Quarter and (ii) the purchase price of any Real Estate Assets or mortgages receivable acquired or to be acquired in exchange for proceeds of any securities offering, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire Real Estate Assets or mortgages receivable or to reduce Debt), since the end of the Latest Completed Quarter.

Section 2.3 of each Existing Supplemental Indenture shall be superseded and replaced with respect to the Existing Notes by the following:

Section 2.3      Maintenance of Unencumbered Assets. Healthpeak OP and its Subsidiaries shall maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt.

Section 2.4 of each Existing Supplemental Indenture shall be superseded and replaced with respect to the Existing Notes by the following:

Section 2.4      Debt Service Test. Healthpeak OP shall not, and shall not permit any of its Subsidiaries to, Incur any Debt if, immediately after giving effect to the Incurrence of such additional Debt and any other Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the ratio of Consolidated EBITDA to Interest Expense for the four consecutive fiscal quarters ending with the Latest Completed Quarter would be less than 1.50 to 1.00 on a pro forma basis and calculated on the assumption (without duplication) that:

(1)	the additional Debt and any other Debt Incurred by Healthpeak OP or any of its Subsidiaries since the first day of such four-quarter period to the date of determination, which was outstanding at the date of determination, had been Incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the net proceeds of such Debt, including to refinance other Debt, had occurred at the beginning of such period; provided that in determining the amount of Debt so Incurred, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period;

(2)	the repayment or retirement of any other Debt repaid or retired by Healthpeak OP or any of its Subsidiaries since the first day of such four-quarter period to the date of determination had occurred at the beginning of that period; provided that in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period; and

(3)	[Reserved]

(4)	in the case of any acquisition or disposition of any asset or group of assets (including, without limitation, by merger, or stock or asset purchase or sale) or the placement of any assets in service or removal of any assets from service by Healthpeak OP or any of its Subsidiaries since the first day of such four-quarter period to the date of determination, the acquisition, disposition, placement in service or removal from service and any related repayment or refinancing of Debt had occurred as of the first day of such period, with the appropriate adjustments to Consolidated EBITDA and Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

Section 2.5 of each Existing Supplemental Indenture shall be superseded and replaced with respect to the Existing Notes by the following:

Section 2.5      Insurance. Healthpeak OP will maintain, or cause to be maintained, insurance with responsible companies on all properties of Healthpeak OP and its Subsidiaries and against all tort claims that may be incurred by Healthpeak OP and its Subsidiaries, all to the extent and in such amounts and against such risks as are usually covered by insurance policies carried by owners of similar enterprises. The Trustee has no duty or obligation to determine the sufficiency of such insurance requirements.

Section 2.6 of each Existing Supplemental Indenture shall be superseded and replaced with respect to the Existing Notes by the following:

Section 2.6      [Intentionally Omitted].

Section 2.7 of each Existing Supplemental Indenture shall be superseded and replaced with respect to the Existing Notes by the following:

Section 2.7      Reports. For so long as the Notes are outstanding, Healthpeak Properties shall:

(a)	file with or deliver to the Trustee, within 15 days after Healthpeak Properties is required to file the same with the SEC, copies of the annual and quarterly reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that Healthpeak Properties may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if Healthpeak Properties is not required to file information, documents or reports with the SEC pursuant to either Section 13 or Section 15(d) of the Exchange Act, then Healthpeak Properties will file with or deliver to the Trustee and the SEC, in accordance with any other rules and regulations that may be prescribed from time to time by the SEC, such annual and quarterly reports and supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange, as may be prescribed from time to time by the SEC in such rules and regulations; or

(b)	if at any time Healthpeak Properties is not subject to Section 13 or 15(d) of the Exchange Act and Healthpeak Properties is not providing annual and quarterly reports and supplementary and periodic information, documents and reports to the SEC and the Trustee pursuant to clause (a) above, Healthpeak Properties will, at its option, either (i) post on a publicly available website or (ii) post on IntraLinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgement (a “Confidential Datasite”), within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable SEC rules and regulations, the quarterly and audited annual financial statements and accompanying disclosure described in Item 303 of Regulation S-K (“management’s discussion and analysis of financial condition and results of operations”) that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, required to be filed with the SEC if Healthpeak Properties were subject to Section 13(a) or 15(d) of the Exchange Act. If Healthpeak Properties elects to furnish such reports via a Confidential Datasite, access to the Confidential Datasite will be provided promptly upon request to Holders and beneficial owners of, and bona fide potential investors in, the Notes as well as securities analysts and market makers and no such request for access to the Confidential Datasite will be unreasonably denied. Any such report, information or document that Healthpeak Properties files with or furnishes to the SEC through EDGAR shall be deemed filed with the Trustee for purposes of clause (a) above and this clause (b) at the time of such filing or furnishing through EDGAR. Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including Healthpeak OP’s compliance with any of Healthpeak OP’s covenants of the Indenture relating to the Notes (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

As used in Section 3.3 and Section 3.4 of each Existing Supplemental Indenture, the term “Trust” shall be understood to be a reference to each of the Guarantors (and the text of such Section shall be deemed to be amended hereby to make any necessary corresponding grammatical change).

Section 2.4.      Events of Default

Article IV of each Existing Supplemental Indenture shall be superseded and replaced with respect to the Existing Notes by the following:

Section 6.01 of the Original Indenture shall be superseded and replaced with respect to the Notes by the following:

Except where otherwise indicated by the context or where the term is otherwise defined for a specific purpose, the term “Event of Default” as used in this Indenture with respect to the Notes shall mean any of the following described events:

(1)	the failure of the Issuer to pay any installment of interest on the Notes when and as the same shall become payable, which failure shall have continued unremedied for a period of 30 days;

(2)	the failure of the Issuer to pay any principal of (or premium, if any, on) the Notes, when and as the same shall become payable, whether at Maturity as therein expressed, by call for redemption, upon acceleration or otherwise;

(3)	[reserved];

(4)	the failure of the Issuer or any Guarantor, subject to the provisions of the Indenture regarding consents, waivers and amendment, to perform any covenants or agreements contained in the Indenture (other than a covenant or agreement a default in the performance of which is elsewhere in this “Events of Default” section specifically addressed), or in the Notes, which failure shall not have been remedied for a period of 60 days after written notice shall have been given to the Issuer or such Guarantor by the Trustee or shall have been given to the Issuer or such Guarantor and the Trustee by Holders of 25% or more in aggregate principal amount of the Notes then Outstanding, specifying such failure, requiring the Issuer and the Guarantors to remedy the same and stating that such notice is a “Notice of Default” hereunder;

(5)	the entry by a court having jurisdiction in the premises of a decree or order for relief in respect of the Issuer or any Guarantor in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Issuer or any Guarantor or of substantially all the property of the Issuer or any Guarantor or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(6)	the commencement by the Issuer or any Guarantor of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the Issuer or any Guarantor to the entry of an order for relief in an involuntary case under any such law, or the consent by the Issuer or any Guarantor to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of the Issuer or any Guarantor or of substantially all the property of the Issuer or any Guarantor or the making by it of an assignment for the benefit of creditors or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Issuer or any Guarantor in furtherance of any action;

(7)	any Guarantee is not, or is claimed by the Guarantor not to be, in full force and effect; or

(8)	[reserved];

(9)	if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt (including obligations under Capitalized Leases) of the Issuer or Healthpeak OP (including an Event of Default with respect to any Outstanding Securities of any series other than the Notes) in an aggregate amount in excess of $50,000,000, whether such Debt now exists or shall hereafter be created, shall happen and shall result in such Debt becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled within ten days after there shall have been given, by registered or certified mail, to the Issuer or Healthpeak OP by the Trustee or to the Issuer or Healthpeak OP and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, a written notice specifying such event of default and requiring the Issuer or Healthpeak OP to cause such acceleration to be rescinded or annulled.

Section 2.5.      Effects of Sections 2.2, 2.3 and 2.4. Any and all references to any Articles and Sections of the Indenture which are deleted by any Article or Section of this Supplemental Indenture, and any and all obligations related solely to such deleted Articles or Sections throughout the Indenture, with respect to the applicable series of Notes, are of no further force or effect. Any and all terms defined in the Indenture or Notes which are (i) used in any Articles or Sections of the Indenture or Notes deleted by any Article or Section of this Supplemental Indenture and (ii) not otherwise used in any other Article or Section of the Indenture or Notes not affected by this Supplemental Indenture are hereby deleted.

ARTICLE 3

HEALTHPEAK GUARANTEE

Upon the effectiveness of this Fourth Supplemental Indenture as set forth in Section 4.1 below, the Healthpeak Guarantors hereby guarantee the payment obligations of the Issuer under the Existing Notes and the Indenture on the terms set forth below, on a joint and several basis with the Guarantee of the Existing Guarantor on the terms set forth in Article 10 of the Base Indenture. This Article 3, and not Article Ten of the Base Indenture, shall apply to (i) the Existing Notes and (ii) any other Series of Securities that is indicated in a Board Resolution, supplemental indenture or Officer’s Certificate pursuant to Section 2.02 of the Base Indenture as having a Healthpeak Guarantee and only for so long as, and to the extent of, such Healthpeak Guarantee (the Existing Notes and each such other Series of Securities, a “Healthpeak Guaranteed Series of Securities”).

SECTION 3.1. Guarantee. (a) Subject to the other provisions of this Article, Healthpeak Properties, Inc. (“Healthpeak Properties”) hereby guarantees (the “Healthpeak Properties Guarantee”) and Healthpeak OP, LLC (“Healthpeak OP” and, together with Healthpeak Properties, the “Healthpeak Guarantors”) hereby guarantees (the “Healthpeak OP Guarantee” and, together with the Healthpeak Properties Guarantee, the “Healthpeak Guarantees”) to each Holder of a Healthpeak Guaranteed Series of Securities (which Security has been authenticated and delivered by the Trustee), and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Supplemental Indenture, the Healthpeak Guaranteed Series of Securities, or the obligations of the Issuer hereunder or thereunder, that:

(1)  the principal of and premium, if any, and interest on the Healthpeak Guaranteed Series of Securities will be promptly paid in full when due, whether at Maturity, or by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Healthpeak Guaranteed Series of Securities, if any, if lawful, and all other obligations of the Issuer to the Holders of Healthpeak Guaranteed Series of Securities, or the Trustee hereunder or thereunder, will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)  in case of any extension of time of payment or renewal of any Healthpeak Guaranteed Series of Securities or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the respective Healthpeak Guarantor will be obligated to pay or perform the same immediately. Each of the Healthpeak Guarantors agrees that this is a guarantee of payment and not a guarantee of collection.

(b)   To the extent permissible under applicable law, the obligations of each of the Healthpeak Guarantors under the Healthpeak Guaranteed Series of Securities are unconditional, irrespective of the validity, regularity or enforceability of the Healthpeak Guaranteed Series of Securities or this Supplemental Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Healthpeak Guaranteed Series of Securities with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the respective Healthpeak Guarantor. To the extent permitted by applicable law, each of the Healthpeak Guarantors hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that the Healthpeak Guaranteed Series of Securities will not be discharged except by complete performance of the obligations contained in the Healthpeak Guaranteed Series of Securities and each supplemental indenture relating thereto (and the provisions of the Indenture applicable thereto).

(c)   If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Healthpeak Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer or the Healthpeak Guarantors, any amount paid by either to the Trustee or such Holder, the Healthpeak Guaranteed Series of Securities, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)   Each of the Healthpeak Guarantors agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each of the Healthpeak Guarantors further agrees that, to the extent permitted by applicable law, as between the respective Healthpeak Guarantor, on the one hand, and the Holders of the Healthpeak Guaranteed Series of Securities and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Base Indenture for the purposes of the Healthpeak Guaranteed Series of Securities, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article Six of the Base Indenture, such obligations (regardless of whether due and payable) will forthwith become due and payable by the respective Healthpeak Guarantor for the purpose of the Healthpeak Guaranteed Series of Securities.

SECTION 3.2. Limitation of Guarantee. Each of the Healthpeak Guarantors and each Holder hereby confirms that it is the intention of all such parties that the Healthpeak Guarantee of the respective Healthpeak Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or State law to the extent applicable to any Healthpeak Guarantee. To effectuate the foregoing intention, the Trustee, to the extent permitted under applicable law, the Holders and each of the Healthpeak Guarantors hereby irrevocably agree that the obligations of the respective Healthpeak Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the respective Healthpeak Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of the respective Healthpeak Guarantor in respect of the obligations of the respective Healthpeak Guarantor under this Article, result in the obligations of the respective Healthpeak Guarantor under its Healthpeak Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 3.3. Execution and Delivery of Guarantee Notation. To evidence its respective Healthpeak Guarantee set forth in Section 3.1 hereof, each Healthpeak Guarantor hereby agrees that a notation of Healthpeak Guarantee substantially in the form set forth in Exhibit A to this Supplemental Indenture or in such other form as shall be established by or pursuant to a Board Resolution, supplemental indenture or Officer’s Certificate pursuant to Section 2.02 of the Base Indenture, shall be executed on behalf of the respective Healthpeak Guarantor by an Officer of the respective Healthpeak Guarantor with respect to each Healthpeak Guaranteed Series of Securities authenticated and delivered by the Trustee.

Each of the Healthpeak Guarantors hereby agrees that its respective Healthpeak Guarantee set forth in Section 3.1 hereof will remain in full force and effect notwithstanding any failure to execute a notation of Healthpeak Guarantee on any such Healthpeak Guaranteed Series of Securities.

The delivery of any Healthpeak Guaranteed Series of Securities by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the notation of Healthpeak Guarantee of such Healthpeak Guaranteed Series of Securities set forth in this Supplemental Indenture on behalf of the respective Healthpeak Guarantor; provided that with respect to the Existing Notes, delivery of an executed notation of Healthpeak Guarantee in the form set forth in Exhibit A to this Supplemental Indenture to the Trustee will constitute due delivery of the Healthpeak Guarantee of the Existing Notes (and, for avoidance of doubt, such notation of Healthpeak Guarantee shall not be required to be affixed to the global note certificates representing the Existing Notes).

SECTION 3.4. Release of Guarantee. The Healthpeak Guarantee of the respective Healthpeak Guarantor shall be automatically and unconditionally released: (i) upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of the Existing Guarantor or the Issuer (other than to a Healthpeak Guarantor or any Affiliate of a Healthpeak Guarantor); or (ii) upon the sale or disposition of all or substantially all the property of the Existing Guarantor or the Issuer (other than to any Affiliate of a Healthpeak Guarantor). The Healthpeak Guarantee of the respective Healthpeak Guarantor also shall be released with respect to a Healthpeak Guaranteed Series of Securities as provided in the Board Resolution, supplemental indenture or Officer’s Certificate establishing such Series pursuant to Section 3.02 of the Base Indenture. The Healthpeak Guarantee of the respective Healthpeak Guarantor, with respect to a Healthpeak Guaranteed Series of Securities, also will be released if the Issuer exercises its Legal Defeasance or its Covenant Defeasance option with respect to such Series as set forth in Article Eight of the Base Indenture, or if the Issuer’s obligations under the Indenture with respect to such Series are discharged as set forth in Section 8.08 of the Base Indenture. The Issuer will give written notice as promptly as practicable to the Trustee of the automatic release of any Healthpeak Guarantee pursuant to this Section 3.4. At the Issuer’s request, the Trustee will execute and deliver any documents, instructions or instruments evidencing any such release upon receipt of an Officer’s Certificate and an Opinion of Counsel stating that such documents, instructions or instruments are permitted or authorized by the Indenture.

ARTICLE 4

EFFECTIVENESS

Section 4.1.         Effectiveness. This Fourth Supplemental Indenture shall be effective upon its execution and delivery by the parties hereto.

ARTICLE 5

MISCELLANEOUS

Section 5.1.         Section 11.02 of the Base Indenture shall be superseded and replaced by the following:

SECTION 11.02. Notices. Any notice or communication shall be in writing (including facsimile and .pdf transmission) and delivered in person or sent by first class mail (or, in the case of any Global Securities, electronically through the customary procedures of the Depositary) addressed as follows:

If to the Issuer or the Guarantors:

Healthpeak Properties, Inc.

4600 South Syracuse Street, Suite 500

Denver, Colorado 80237

Attention: General Counsel

Email: jhmiller@healthpeak.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, California 90067

Attention: Lewis Kneib, Esq.

Telephone: (424) 653-5500

If to the Trustee:

U.S. Bank Trust Company, National Association

1555 North RiverCenter Drive, Suite 203

Milwaukee, WI 53212

Attention: Global Corporate Trust Services

Facsimile: (414) 905-5049

with copies (which shall not constitute notice) to:

Stinson LLP

50 South Sixth Street, Suite 2600

Minneapolis, MN 55402

Attention: Iain M. Johnson

Facsimile: (612) 335-1458

The Issuer, the Guarantors or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it.

All notices, approvals, consents, requests and any communications under this Indenture to the Trustee must be in writing and in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the Issuer), in English. The Issuer agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Issuer, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 5.2.      The recitals herein contained are made by the Issuer and the Guarantors only, and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 5.3.      This Supplemental Indenture shall be deemed to be a contract made under the law of the State of New York and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 5.4.      In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.5.      This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Signature page follows]

IN WITNESS WHEREOF, the Issuer, the Existing Guarantor, the Healthpeak Guarantors and the Trustee have caused this Supplemental Indenture to be executed in their respective corporate names as of the date first above written.

DOC DR, LLC, as Issuer By: DOC DR HOLDCO, LLC, its Managing Member By: HEALTHPEAK OP LLC, its Sole Member By: HEALTHPEAK PROPERTIES, INC., its Managing Member

By:	/s/ Peter A. Scott
Name: Peter A. Scott
Title: Chief Financial Officer

DOC DR HOLDCO, LLC, as Guarantor By: HEALTHPEAK OP LLC, its Sole Member By: HEALTHPEAK PROPERTIES, INC., its Managing Member

By:	/s/ Peter A. Scott
Name: Peter A. Scott
Title: Chief Financial Officer
HEALTHPEAK OP, LLC, as Guarantor By: HEALTHPEAK PROPERTIES, INC., its Managing Member

By:	/s/ Peter A. Scott
Name: Peter A. Scott
Title: Chief Financial Officer

HEALTHPEAK PROPERTIES, INC., as Guarantor

By:	/s/ Peter A. Scott
Name: Peter A. Scott
Title: Chief Financial Officer
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Steven F. Posto
Name: Steven F. Posto
Title: Vice President

[Signature page to DOC 4th Supplemental Indenture]

EXHIBIT A

[Form of Notation of Healthpeak Guarantees]

Reference is made to the Fourth Supplemental Indenture, dated as of March 1, 2024, by and among DOC DR, LLC, as issuer, DOC DR, LLC, DOC DR Holdco, LLC, Healthpeak OP, LLC and Healthpeak Properties, Inc., as guarantors, and U.S. Bank Trust Company, National Association, as trustee (the “Fourth Supplemental Indenture”). Capitalized terms used herein but not defined herein have the meanings given to such terms in the Fourth Supplemental Indenture.

Each of the Healthpeak Guarantors (which term includes any successor Person in such capacity under the Indenture), has fully and unconditionally guaranteed, jointly and severally with the Existing Guarantor, to the extent set forth in Article 3 of the Fourth Supplemental Indenture and subject to the provisions thereof in all respects, the due and punctual payment of the principal of, and premium, if any, and interest on the Existing Notes and all other obligations of the Issuer to the Holders of the Existing Notes, or to the Trustee with respect thereto.

The obligations of each Healthpeak Guarantor to the Holders of the Existing Notes and to the Trustee pursuant to the Healthpeak Guarantee are expressly set forth in Article 3 of the Fourth Supplemental Indenture and reference is made thereto for the full and precise terms of the Healthpeak Guarantees.

Healthpeak Guarantors: HEALTHPEAK OP, LLC, as Guarantor By: HEALTHPEAK PROPERTIES, INC., its Managing Member

By:
Name: Peter A. Scott
Title: Chief Financial Officer

HEALTHPEAK PROPERTIES, INC., as Guarantor

By:
Name: Peter A. Scott
Title: Chief Financial Officer